EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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IMMEDIATE RELEASE


Contact: Raymond Martz, Vice President of Finance & Investor Relations-Bethesda 301/941-1516



  LASALLE HOTEL PROPERTIES INCREASES MONTHLY DIVIDEND BY 14.3 PERCENT
       Company Declares Monthly Dividend For Third Quarter 2004


     BETHESDA, MD, JULY 15, 2004 -- LaSalle Hotel Properties (NYSE: LHO) today announced an increase in its monthly dividend to $0.08 per common share of beneficial interest for each of the months of July, August and September. This represents a 14.3 percent increase from the prior monthly dividend and results in a 3.8 percent annualized yield based on the Company's closing share price on July 14, 2004.

     The dividend increase underscores our confidence in the improving fundamentals of our business and the Company's commitment to delivering our shareholders a favorable and increasing dividend income stream," said Hans Weger, Chief Financial Officer of LaSalle Hotel Properties.

     The July dividend will be paid on August 13, 2004 to common shareholders of record on July 30, 2004; the August dividend will be paid on September 15, 2004 to common shareholders of record on August 31, 2004; and the September dividend will be paid on October 15, 2004 to common shareholders of record on September 30, 2004.


     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 19 upscale and luxury full-service hotels, totaling approximately 6,400 guest rooms in 14 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Hilton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, and Kimpton Hotel & Restaurant Group, LLC.


ADDITIONAL CONTACTS:

     Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
301/941-1500

     Raymond Martz, Vice President Finance & Investor Relations,
LaSalle Hotel Properties - 301/941-1516

               For additional information, please visit
                 our web site at www.lasallehotels.com

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